Exhibit 99.1

FOR FURTHER INFORMATION:
AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Richard G. Smith	Leslie Loyet
Chief Financial Officer	Analyst Inquiries
Ph: (773) 380-6587	(312) 640-6672

FOR IMMEDIATE RELEASE
TUESDAY, AUGUST 7, 2007

DEERFIELD TRIARC CAPITAL CORP. ANNOUNCES
SECOND QUARTER 2007 RESULTS

CHICAGO, August 7, 2007 -- Deerfield Triarc Capital Corp. (NYSE: DFR) today announced the results of operations for its second quarter ended June 30, 2007.

HIGHLIGHTS

  Net income of $14.5 million, or $0.28 per diluted common share

  Estimated REIT taxable income, a non-GAAP financial measure, of $21.3 million, or $0.41 per diluted common share

  Dividend distribution of $0.42 per share, equal to the past two quarters

  Net interest income increased 28.5% over the prior year quarter

  Second quarter increase of 8.6% in the structured and syndicated assets portion of the alternative investments portfolio to $514.4 million

  Book value per share of $13.07 at June 30, 2007

  Economic book value per share, a non-GAAP financial measure, of $13.23 at June 30, 2007 (see Book Value section that follows)

  Closed the DFR Middle Market CLO Ltd. collateralized loan obligation transaction in July 2007

  Announced definitive agreement to purchase Deerfield & Company LLC, a leading fixed income manager and DFR’s external manager

Results of Operations

Net income for the quarter ended June 30, 2007 totaled $14.5 million, or $0.28 per diluted common share, compared with net income of $18.2 million, or $0.35 per share, for the second quarter of 2006. The decrease reflected net losses in the trading securities portfolio, a $5.1 million provision for loan losses and less favorable results from sales of available-for-sale (“AFS”) securities and loan

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trading activity. Providing a partial offset was higher net interest income and better results in the derivative trading portfolio.

Net interest income of $27.2 million increased 28.5% over the prior year. The improvement was largely driven by enhanced returns in the RMBS portfolio and a better mix of higher yielding alternative investments.

A $5.1 million provision for loan losses was recognized in the current quarter representing 100% of our investment in a residential mortgage lender that filed for Chapter 7 bankruptcy in July. The mortgage lender lost access to funding lines reflecting significant liquidity constriction in several financial markets. This is the only corporate loan in our portfolio in this industry group. The provision for loan loss was also recognized as a deduction in taxable income this quarter, and as a result, we expect no ongoing book or tax impact from this investment.

Expenses totaled $5.2 million, down by $0.3 million, or 5.3%, from the prior year. The decrease was primarily due to lower incentive fees paid.

Other income and gain (loss) was a net loss of $2.5 million in the quarter, compared with a net gain of $2.6 million in the prior year. The loss primarily reflected lower valuations in the trading securities portfolio, negligible net gain (loss) on AFS securities in the current quarter compared to $1.2 million net gain in the prior year quarter, and current period net losses on loans. Providing a partial offset was a net gain on the derivatives trading portfolio. There was no interest-only strip impairment recorded in the current quarter compared to $0.2 million in the second quarter of 2006.

Estimated REIT taxable income, a non-GAAP financial measure, for the quarter ended June 30, 2007, totaled $21.3 million, or $0.41 per diluted common share. For a reconciliation of GAAP net income to estimated REIT taxable income, see the attached schedule.

Jonathan Trutter, chief executive officer, said, “Despite some recent challenges in the financial markets, especially credit oriented segments, we were able to maintain the dividend payout rate. This is in large part due to the strong results this quarter in the core RMBS portfolio and our diversified business strategy. We still estimate a cushion of approximately $0.08 to $0.13 per share of taxable earnings in excess of dividends declared available for distribution in the balance of 2007.”

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Investment Portfolio

The following table summarizes the carrying value of our invested assets and the respective balance sheet classifications as of June 30, 2007 (in thousands):

	Carrying Value
Description	Available for-Sale Securities	Trading and Other Securities	Loans Held for Sale	Loans (5)	Total Jun 30, 2007	% of Total	Total Dec 31, 2006	% of Total

RMBS (agency / AAA)	$7,565,833	$187,422	$-	-	$7,753,255	87.7%	$7,691,428	87.8%

Corporate leveraged loans (1)	-	-	-	469,162	469,162		411,976
Commercial mortgage-backed assets (2)	4,755	-	1,460	31,905	38,120		36,505
Equity securities	393	6,682	-	-	7,075		6,382
Total structured & syndicated assets	5,148	6,682	1,460	501,067	514,357	5.8%	454,863	5.2%

Assets held in CLO (3)	8,461	-	263,083	-	271,544	3.1%	278,197	3.2%
Asset-backed securities in CDO (4)	278,779	-	-	-	278,779	3.2%	297,420	3.4%
High yield corporate bonds	10,308	-	-	-	10,308	0.1%	10,445	0.1%
Other investments	2,943	-	6,989	-	9,932	0.1%	24,242	0.3%
Total alternative investments	305,639	6,682	271,532	501,067	1,084,920	12.3%	1,065,167	12.2%

Total invested assets - Jun 30, 2007	$7,871,472	$194,104	$271,532	$501,067	$8,838,175	100%	$8,756,595	100%

Total invested assets - Dec 31, 2006	$7,941,091	$100,401	$282,768	$432,335	$8,756,595

(1)

Excludes credit default and total return swaps at June 30, 2007 with a net fair value of approximately $0.8 million and $1.2 million and a gross notional value of $50.0 million and $13.5 million, respectively.

(2)	Includes $1.5 million of participating interests in commercial mortgage loans.

(3)	Includes $8.5 million of high yield corporate bonds.

(4)	Includes non agency-backed RMBS, CMBS and other ABS.

(5)	$8.9 million of allowance for loan losses has not been deducted from loan amounts.

Total invested assets grew 0.9% to $8.8 billion as of June 30, 2007 compared to the end of 2006. The increase reflected growth of $61.8 million in the RMBS portfolio and $19.8 million in the alternative investment portfolio, respectively.

Mortgage Securities Investment Portfolio

During the second quarter of 2007, the RMBS portfolio decreased by 1.5% to $7.8 billion from $7.9 billion as of March 31, 2007. At June 30, 2007, the aggregate amortized cost of RMBS exceeded its aggregate estimated fair value by $132.7 million. Unrecognized net gains of $77.6 million on interest rate swaps designated as a hedge provided a favorable offset. The net portfolio duration, which is the difference between the duration of the RMBS and that of the repurchase agreements funding these investments, adjusted for the effects of the company’s swap portfolio, was approximately 0.40 years at June 30, 2007. Net return on average investment in the RMBS portfolio increased to 69 basis points compared to 67 basis points in the first quarter 2007. The net return on average net investment in the RMBS portfolio improved as well, by 156 basis points to 10.50% . The higher returns reflect the results of portfolio repositioning actions taken over the past several quarters.

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The mortgage-backed securities holdings consisted primarily of hybrid adjustable rate and fixed rate bonds as of June 30, 2007, as follows:

			Weighted Average
Security Description (1)	Par and Notional Amount	Estimated Fair Value	Coupon	Months to Reset (2)	Yield to Maturity	Contractual Maturity	Constant Prepayment Rate (3)	Modified Duration (4)
	(In thousands)
Hybrid Adjustable Rate RMBS:
Rate reset in 1 year or less	$388,836	$391,477	4.43%	5	5.58%	04/03/35	42.2	0.6
Rate reset in 1 to 3 years	2,598,360	2,576,210	4.98%	32	5.90%	04/10/35	30.2	1.7
Rate reset in 3 to 5 years	2,263,465	2,246,893	5.34%	45	5.34%	01/22/36	26.7	2.0
Rate reset in 5 to 7 years	270,386	270,179	5.90%	73	5.99%	09/25/36	22.5	2.4
Rate reset in 7 to 10 years	407,314	396,258	5.25%	98	6.08%	08/04/35	15.7	3.7

Fixed Rate RMBS
15 year	54,963	54,181	5.50%	n/a	5.87%	09/08/20	12.2	3.2
30 year	1,798,202	1,760,877	5.87%	n/a	6.21%	02/02/36	12.3	4.4

Other:
Interest-only (I/O) strips (5)	148,089	25,269	n/m	n/a	13.37%	04/27/35	9.2	(31.1)
I/O strips - trading (5)	1,151,096	20,012	n/m	n/a	9.05%	03/13/36	11.1	25.6
I/O and principal-only strips (5)	37,113	11,899	n/m	n/a	8.30%	10/26/35	10.1	(7.6)
Total RMBS - June 30, 2007	$9,117,824	$7,753,255
					n/m - not meaningful
RMBS - March 31, 2007	$9,256,867	$7,872,496			n/a - not applicable

(1)	Includes securities classified as both available-for-sale and trading.
(2)	Represents number of months before conversion to floating rate.
(3)

Constant prepayment rate refers to the expected average annualized percentage rate of principal prepayments over the remaining life of the security. The values represented in this table are estimates only and the results of a third party financial model.

(4)	Modified duration represents the approximate percentage change in market value per 100 basis point change in interest rates.
(5)	Interest- and principal-only strips represent solely the interest or principal portion of a security. Therefore the notional amount reflected should not be used as a comparison to fair value.

Fixed rate securities totaled 23.4% of the RMBS portfolio as of June 30, 2007. The company has hedged a substantial portion of the borrowing costs associated with the repurchase agreements funding the RMBS portfolio using interest rate swaps, which are accounted for as cash flow hedges under GAAP.

The RMBS portfolio consists entirely of agency issued or AAA rated securities, thus valuations in this portfolio have been much less impacted by the weakness in the subprime residential market. A limited amount of exposure to subprime residential mortgages exists in the alternative investment portfolio as discussed in the following section.

Alternative Investments Portfolio

Complementing the mortgage securities segment of the portfolio are alternative investments that represent attractive yield and diversification opportunities. During the second quarter of 2007, the structured and syndicated assets portion of this portfolio increased by 8.6% to $514.4 million from $473.5 million at March 31, 2007. The net return on average net investment in this portfolio was 22.03%, up from 19.98% in the first quarter of 2007. This benefit was offset by the $5.1 million provision for loan loss in the second quarter discussed earlier.

The alternative investments portfolio also includes asset backed securities (“ABS”) in the Pinetree ABS CDO (“Pinetree”) totaling $301.5 million (par amount) at June 30, 2007, of which $180.9 million are collateralized by subprime residential mortgages. Economic exposure to Pinetree, and

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therefore to subprime mortgage collateral, however, is limited to the company’s original $12 million investment. (See discussion regarding Book Value below for a more detailed explanation of the accounting impact in the second quarter of 2007 related to our investment in Pinetree).

Commenting on the alternative investments portfolio, Mr. Trutter noted, “We are pleased with the closing of the DFR Middle Market CLO Ltd. in mid-July which provided long-term financing and created capacity for continued growth in structured and syndicated assets. Going forward, we believe that the current correction in credit markets will enhance the availability of investment opportunities with attractive risk-adjusted returns.”

Liquidity

The most significant use of leverage in DFR is the repurchase agreement (repo) financing of our agency and AAA rated RMBS portfolio. DFR manages short-term liquidity requirements by maintaining a portfolio of unencumbered RMBS and overnight investments. Unencumbered RMBS are available to meet margin calls on existing repo agreements and to pledge against new repo borrowings. The repo borrowings are primarily 90-day contracts that generally rollover and reprice at maturity. Unencumbered RMBS as of June 30, 2007 totaled $189.4 million. As of July 31, 2007, unencumbered RMBS has increased to $229.4 million.

Longer term funding is in the form of trust preferred securities and CDO borrowings. Borrowings under our warehouse funding agreement following the July 17, 2007 closing of DFR Middle Market CLO Ltd. totaled approximately $120 million.

Commenting on liquidity, Mr. Trutter noted, “We are very focused on liquidity and believe our current position is sufficient to sustain normal operation of core business activity.”

Dividend

As previously announced, a quarterly distribution of $0.42 per share of common stock was declared for the second quarter of 2007, to shareholders of record as of August 7, 2007, payable on August 28, 2007. The following table summarizes our dividends declared to-date in 2007 and 2006.

Declaration	Record	Payment	Dividend
Date	Date	Date	Per Share
04/23/07	05/07/07	05/30/07	$0.42
07/24/07	08/07/07	08/28/07	0.42
		Total - 2007	$0.84

04/24/06	05/04/06	05/26/06	$0.36
07/25/06	08/04/06	08/28/06	0.38
10/24/06	11/07/06	11/27/06	0.40
12/19/06	12/29/06	01/30/07	0.42
		Total - 2006	$1.56

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Book Value

Book value per share at June 30, 2007, was $13.07 compared to $13.40 at March 31, 2007. The decrease was primarily attributable to lower retained earnings, higher temporary impairment charges in equity on the RMBS portfolio due to higher intermediate-term interest rates, and temporary impairment charges totaling $20.7 million on Pinetree CDO investment securities, or $0.40 per share.

As indicated earlier, approximately $181 million par amount of Pinetree securities are collateralized by subprime mortgages, of which all but 0.4% are investment grade. Although the full amount of $0.40 per share of temporary impairment is required by generally accepted accounting principles as a charge to equity, the company’s economic risk is limited to its $12 million equity investment in Pinetree, or $0.23 per share.

To date, the company has received approximately $4.7 million in distributions from the Pinetree CDO on the original investment of $12 million. Please refer to supplementary schedules provided in this release for further detail regarding the Pinetree portfolio.

Definitive Agreement to Purchase Deerfield & Company LLC

As noted on April 20, 2007, DFR announced that it has entered into a definitive agreement to acquire Deerfield & Company LLC (“Deerfield”) from Triarc Companies, Inc. (NYSE: TRY, TRY.B), which owns a controlling interest in Deerfield, and its other members for an aggregate consideration of approximately $290 million, consisting of approximately 9,635,000 million shares of DFR common stock having a value at the date of the Agreement of approximately $145 million and $145 million in cash. Deerfield, which is DFR’s external manager, is a Chicago-based registered investment advisor with offices in New York and London that specializes in credit and structured investment solutions and products.

By acquiring Deerfield, DFR will internalize its investment manager, which will enhance the efficiency of its cost structure and create unanimity of economic interests among its manager, employees and shareholders. This should enhance earnings, produce higher returns on equity and we would expect shareholders to be rewarded with an expansion of our valuation multiple. Finally, Deerfield’s brand positioning as an alternative investment manager should be enhanced by the combination, thereby providing DFR with greater access to two key business ingredients: additional capital and new talent.

Subject to the satisfaction or waiver of all closing conditions, we anticipate completing the Deerfield transaction in the several business days after our stockholders’ approval of the issuance of the DFR shares that will be issued in the transaction, which is being considered at our annual stockholders meeting scheduled for August 9, 2007.

Conference Call

The company will host its quarterly earnings conference call for investors and other interested parties on Wednesday, August 8, 2007, at 11:00 a.m. Eastern Time. The conference call will be accessible by telephone and through the Internet. Interested individuals are invited to access the call

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by dialing 888-802-2275. To participate on the webcast, log on to the company's website at www.deerfieldtriarc.com 15 minutes before the call to download the necessary software.

In addition, a taped rebroadcast will be available beginning one hour following the completion of the call, and will continue through August 15. To access the rebroadcast, dial 877-519-4471 and request reservation number 1514418. A replay of the call will also be available on the Internet at www.deerfieldtriarc.com for 30 days.

About the Company

Deerfield Triarc Capital Corp. (the company) is a diversified financial company formed in 2004 to invest in real estate-related securities and various other asset classes. The company has elected and intends to continue to qualify to be taxed as a real estate investment trust, or REIT, for federal income tax purposes. The objective is to provide attractive returns to investors through a combination of dividends and capital appreciation, which the company intends to achieve by opportunistically investing in financial assets and to construct an investment portfolio appropriately leveraged to seek attractive risk-adjusted returns.

The targeted asset classes and the principal investments the company expects to make in each are as follows:

Asset Class	Principal Investments
Real Estate-Related Securities	Residential mortgage-backed securities, or RMBS
Commercial mortgage-backed securities, or CMBS

Other Asset-backed Securities, or ABS	Collateralized debt obligations, or CDOs
Consumer ABS

Loans and Related Derivatives	Senior Secured and Unsecured Loans
Credit Default Swaps on Senior Secured Loans

Leveraged Finance Instruments	Corporate Mezzanine Loans
High Yield Corporate Bonds
Distressed and Stressed Debt Securities
Private Equity Investments

In addition, the company may invest opportunistically in other types of investments within the core competencies of its manager, Deerfield Capital Management, including investment grade corporate bonds and related derivatives, government bonds and related derivatives, and other fixed income related instruments.

* * Notes and Tables to Follow * *

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NOTES TO PRESS RELEASE

The statements in this press release that are not historical facts, including, most importantly, information concerning possible or assumed future results of operations of Deerfield Triarc Capital Corp. (“Deerfield Triarc” or the “company”) and statements preceded by, followed by, or that include the words “may,” “believes,” “plans,” “expects,” “anticipates” or the negation thereof, or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). All statements that address operating performance, events or developments that are expected or anticipated to occur in the future, including statements related to revenue growth, earnings per share growth or statements expressing general optimism about future operating results, are forward-looking statements within the meaning of the Reform Act. These forward-looking statements are based on our current expectations, speak only as of the date of this press release and are susceptible to a number of risks, uncertainties and other factors. Our actual results, performance and achievements may differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Reform Act. Many important factors could affect our future results and could cause those results to differ materially from those expressed in the forward-looking statements contained herein. Such factors include higher than expected prepayment rates on the mortgages underlying our mortgage securities holdings; our inability to obtain favorable interest rates or margin terms on the financing that we need to leverage our mortgage securities and other positions; increased rates of default on our loan portfolio (which risk rises as the portfolio seasons), and decreased recovery rates on defaulted loans; flattening or inversion of the yield curve (short term rates increasing at greater rate than longer term rates), reducing our net interest income on our financed mortgage securities positions; our inability adequately to hedge our holdings sensitive to changes in interest rates; narrowing of credit spreads, thus decreasing our net interest income on future credit investments (such as bank loans); changes in REIT qualification requirements, making it difficult for us to conduct our investment strategy; lack of availability of qualifying real estate-related investments; disruption in the services we receive from our Manager, such as loss of key portfolio management personnel; our inability to continue to issue collateralized debt obligation vehicles (which can provide us with attractive financing for our debt securities investments); adverse changes in accounting principles, tax law, or legal/regulatory requirements; competition with other REITs for investments with limited supply; changes in the general economy or the debt markets in which we invest; the recent dislocations in the sub-prime mortgage sector and weakness in the broader mortgage market, and their potential effect on our ability to obtain financing, our financing costs, the marketability and value of our portfolio securities, our book value, our compliance with REIT qualification requirements, and other aspects of our business; the various risks relating to the Deerfield transaction, including the dilution of our common stock, the indebtedness we will incur to complete the transaction, the ongoing risks of Deerfield’s business (such as the decline in advisory fee revenue due to weak investment performance or withdrawal of client assets under management) and Deerfield’s revenue being subject to income tax; and other risks and uncertainties disclosed from time to time in our filings with the Securities and Exchange Commission, all of which are difficult or impossible to predict accurately and many of which are beyond our control.

All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referenced above. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We assume no obligation to update any forward-looking statements after the date of this press release as a result of new information, future events or developments, except as required by federal securities laws. In addition, it is our policy generally not to make any specific projections as to future earnings, and we do not endorse any projections regarding future performance that may be made by third parties.

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DEERFIELD TRIARC CAPITAL CORP. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share and per share amounts)

	June 30, 2007	December 31, 2006
ASSETS
Cash and cash equivalents	$35,178	$72,523
Due from broker, including $ - and $176,650 of securities pledged - at fair value	23,853	257,818
Restricted cash and cash equivalents	59,761	27,243
AFS securities, including $7,360,039 and $7,245,844 pledged - at fair value	7,871,472	7,941,091
Trading securities - at fair value	187,422	94,019
Other investments	6,682	6,382
Derivative assets	73,728	55,624
Loans held for sale	271,532	282,768
Loans	501,067	432,335
Allowance for loan losses	(8,933)	(2,000)
Loans, net of allowance for loan losses	492,134	430,335
Interest receivable	50,563	51,627
Other receivable	21,947	18,362
Prepaid and other assets	13,362	12,199

TOTAL ASSETS	$9,107,634	$9,249,991

LIABILITIES
Repurchase agreements, including $44,673 and $46,858 of accrued interest	$7,348,493	$7,372,035
Due to broker	28,845	158,997
Dividends payable	-	21,723
Derivative liabilities	8,985	21,456
Interest payable	37,134	33,646
Long term debt	1,005,231	948,492
Management and incentive fee payable to related party	1,099	1,092
Other payables	1,687	3,597

TOTAL LIABILITIES	8,431,474	8,561,038

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.001:
100,000,000 shares authorized; none issued and outstanding	-	-
Common stock, par value $0.001:
500,000,000 shares authorized; 51,752,720 and 51,721,903 shares issued
and outstanding (including 134,616 restricted shares)	51	51
Additional paid-in capital	749,477	748,803
Accumulated other comprehensive loss	(75,924)	(47,159)
Retained earnings (deficit)	2,556	(12,742)

TOTAL STOCKHOLDERS' EQUITY	676,160	688,953

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$9,107,634	$9,249,991

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DEERFIELD TRIARC CAPITAL CORP. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except share and per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
REVENUES
Net interest income:
Interest income	$129,712	$117,436	$252,411	$219,464
Interest expense	102,539	96,297	201,398	175,402

Net interest income	27,173	21,139	51,013	44,062

Provision for loan losses	5,133	-	6,933	-

Net interest income after provision for loan losses	22,040	21,139	44,080	44,062

EXPENSES
Management fee expense to related party (1)	3,430	3,615	6,760	7,305
Incentive fee expense to related party	-	818	2,185	2,003
Professional services	800	448	1,417	926
Insurance expense	205	184	341	365
Other general and administrative expenses	791	456	1,160	948

Total expenses	5,226	5,521	11,863	11,547

OTHER INCOME AND GAIN (LOSS)
Net gain (loss) on available-for-sale securities	(243)	1,215	2,306	3,307
Net gain (loss) on trading securities	(5,688)	54	(3,048)	(1,759)
Net gain (loss) on loans	(1,492)	(172)	470	360
Net gain on derivatives	5,327	1,389	5,373	2,832
Dividend income and other net gain (loss)	(361)	93	(97)	194

Net other income and gain (loss)	(2,457)	2,579	5,004	4,934

Income before income tax expense	14,357	18,197	37,221	37,449
Income tax expense (benefit)	(137)	33	200	122

NET INCOME	$14,494	$18,164	$37,021	$37,327

NET INCOME PER SHARE—Basic	$0.28	$0.35	$0.72	$0.73

NET INCOME PER SHARE—Diluted	$0.28	$0.35	$0.72	$0.72

WEIGHTED-AVERAGE NUMBER OF SHARES
OUTSTANDING - Basic	51,596,928	51,397,785	51,592,137	51,394,148

WEIGHTED-AVERAGE NUMBER OF SHARES
OUTSTANDING - Diluted	51,759,376	51,552,764	51,760,265	51,534,571

(1)	Includes $147 and $276 of stock and option expense to related party for the three months ended and $179 and $661 for the six months ended 2007 and 2006, respectively.

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DEERFIELD TRIARC CAPITAL CORP. AND ITS SUBSIDIARIES
EFFECTIVE RATE AND NET RETURN ANALYSIS (1)
(Dollars in thousands)

	Three months ended
		June 30, 2007		March 31, 2007	Inc / (Dec)
	Average	Interest	Effective	Effective	Effective
	Balance (2)	Income	Rate (3)	Rate (3)	Rate (3)
RMBS (4)	$8,135,626	$100,352	4.93%	4.82%	0.11%
Assets held in CLO (Market Square)	302,599	5,647	7.46%	7.74%	(0.28)%
ABS held in CDO (Pinetree)	303,780	5,370	7.07%	7.07%	0.00%
Other alternative assets	541,410	18,343	13.55%	12.34%	1.21%
Total investments	$9,283,415	$129,712	5.59%	5.39%	0.20%
	Average	Interest	Effective	Effective	Effective
	Balance (2)	Expense	Rate (3)	Rate (3)	Rate (3)
Repurchase agreements (5) (6)	$7,601,034	$86,325	4.54%	4.48%	0.06%
Market Square long-term debt	276,000	4,171	6.04%	5.98%	0.06%
Pinetree long-term debt (5)	287,607	4,190	5.83%	5.91%	(0.08)%
Revolving warehouse facility	301,350	5,121	6.80%	6.64%	0.16%
Trust preferred securities (TPS)	123,717	2,732	8.83%	8.69%	0.14%
Total borrowings	$8,589,708	$102,539	4.78%	4.72%	0.06%
		Net Interest	Net	Net	Net
Net return on average investment		Income (7)	Return (8)	Return (8)	Return (8)
RMBS (5)		$14,027	0.69%	0.67%	0.02%
Assets held in CLO (Market Square)		1,476	1.95%	2.15%	(0.20)%
ABS held in CDO (Pinetree) (5)		1,180	1.55%	1.47%	0.08%
Other alternative assets		13,222	9.77%	8.54%	1.23%
Total net return before TPS		29,905	1.29%	1.17%	0.12%
Trust preferred securities		(2,732)	-0.12%	-0.12%	0.00%
Total net return		$27,173	1.17%	1.05%	0.12%

		Average Net	Net	Net	Net
Net return on average net investment		Investment	Return (9)	Return (9)	Return (9)
RMBS (5)		$534,592	10.50%	8.94%	1.56%
Assets held in CLO (Market Square)		24,000	24.60%	26.50%	(1.90)%
ABS held in CDO (Pinetree) (5)		12,000	39.33%	37.20%	2.13%
Other alternative assets		240,060	22.03%	19.98%	2.05%
Total net return (including TPS)		$810,652	13.41%	11.32%	2.09%

(1)

This supplemental information is subject to various significant limitations, including that it is being provided solely for general informational purposes; it is based on unaudited financial information; it is subject to revision; the past results presented are not necessarily indicative of future results; the company makes no representation about the appropriateness of the information in making investment decisions; the portfolio instruments that constitute each asset category reflect subjective judgments by the company and are subject to change; the information is qualified in its entirety by the following documents available on our website-- the company’s subsequent quarterly reports on Form10-Q filed with the SEC, and the "Notes to Press Release" included with this announcement.

(2)

Average balance is calculated based on the month-end balances with the exception of some of the Other alternative assets, which are based on daily balances. Available-for-sale securities are included in this analysis using historical cost while all other balances are at carrying value. Average balances exclude any unsettled purchases and sales.

(3)	Effective rate is calculated by dividing Interest income or Interest expense by the respective Average balance. The effective rate is annualized.
(4)	RMBS includes interest earning cash and short-term investments not held in a CLO or CDO.
(5)

This calculation includes the impact of designated hedging activity (including increases/(decreases) in interest expense due to ineffectiveness of ($3) for RMBS and ($259) for Pinetree for the three months ending June 30, 2007 and ($21) for RMBS and $0 for Pinetree for the three months ending March 31, 2007), and margin bor

(6)	Repurchase agreements include an immaterial amount related to Other alternative assets, however, these amounts are included in the RMBS Net return calculations.
(7)	Net interest income excludes all Other income and gain (loss), Provision for loan losses and Expenses reported in the company's Consolidated Statements of Operatio
(8)	Net return on average investment is calculated by dividing Net interest income by the investment Average balance and the return is annualized.
(9)

Net return on average net investment is calculated by dividing the Net interest income by the respective average net investment. Average net investment is calculated for RMBS and Other alternative assets by taking their investment Average balance less the respective borrowings Average balance. Net investment for the Assets held in CLO and ABS held in CDO is their initial equity of $24,000 and $12,000, respectively. The Return on average net investment is annualized.

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Deerfield Triarc Capital Corp.
Add 11

DEERFIELD TRIARC CAPITAL CORP. AND ITS SUBSIDIARIES
PINETREE CDO Ltd. ASSETS, RATINGS AND IMPACT ON BOOK VALUE
(In thousands, except per share amounts)

			Estimated	FV
	Par	Amortized	Fair	less		FV less
Asset Class	Amount	Cost (AC)	Value (FV)	AC	Shares	AC - per
		(In thousands)			Outstanding	Share
Residential B/C mortgage	$180,919	$179,809	$165,988	$(13,821)
Residential A mortgage	35,073	34,690	33,326	(1,364)
Home equity loan	34,233	33,944	31,223	(2,721)
CMBS conduit	30,998	30,717	29,235	(1,482)
CMBS large loan	4,585	4,586	4,469	(117)
ABS CBO (1)	8,209	8,146	7,119	(1,027)
Credit card	3,000	3,096	3,054	(42)
Student loan	1,357	1,357	1,376	19
Automobile loan	2,000	2,000	1,972	(28)
Small business loan	1,117	1,117	1,017	(100)
Total - June 30, 2007	$301,491	$299,462	$278,779	$(20,683)	51,752,720	$(0.40)
Total - March 31, 2007	$300,060	$298,267	$282,445	$(15,822)	51,722,066	$(0.31)
Total - December 31, 2006	$299,993	$298,116	$297,420	$(696)	51,721,903	$(0.01)

(1) CBO - collateralized bond obligation

	As of	As of
	Jun 30,	Dec 31,
Moody's	2007	2006
Rating	% of Total
Aaa	3.7%	3.6%
Aa1	0.4%	0.4%
Aa2	0.7%	0.7%
Aa3	1.6%	1.7%
A1	0.8%	1.1%
A2	3.1%	4.1%
A3	4.9%	4.7%
Baa1	15.5%	14.7%
Baa2	33.2%	33.2%
Baa3	35.7%	35.8%
Ba1	0.0%	0.0%
Ba2	0.0%	0.0%
Ba3	0.4%	0.0%
	100.0%	100.0%

DFR Economic Book Value per Share - June 30, 2007
(In thousands, except share and per share amounts)
Total stockholders' equity	$676,160
Temporary impairment - Pinetree AFS securities	20,683
Equity investment in Pinetree	(12,000)
Economic book value	$684,843
Outstanding shares	51,752,720
Economic book value per share	$13.23

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Deerfield Triarc Capital Corp.
Add 12

DEERFIELD TRIARC CAPITAL CORP. AND ITS SUBSIDIARIES
ESTIMATED REIT TAXABLE INCOME (UNAUDITED)
(In thousands, except share and per share amounts)

			6 Months
	3 Months Ended		Ended
	Mar 31,	Jun 30,	Jun 30,
	2007	2007	2007
GAAP net income	$22,527	$14,494	$37,021
Adjustments to GAAP net income:
Difference in rate of premium amortization
and discount accretion	979	1,472	2,451
Interest income on non-accrual loans	290	296	586
Amortization of gain on terminated swaps	67	71	138
Amortization of financing element in
Pinetree swap	(43)	(39)	(82)
Hedge ineffectiveness	(22)	(262)	(284)
Provision for loan losses	1,800	-	1,800
Stock and options grant	31	147	178
Organization costs	(2)	(2)	(4)
Non-allowable deduction for meals
& entertainment	21	51	72
Security basis difference recognized
upon sale	242	(167)	75
Impairment of available-for sale securities
not recognized for tax purposes	202	-	202
Other unrealized (gain) loss	(2,516)	5,064	2,548
Gain on intercompany sale eliminated
for GAAP	(12)	(12)	(24)
Exclusion of Deerfield Triarc TRS
Holdings, LLC net income	(532)	217	(315)
Net adjustments to GAAP net income	505	6,836	7,341
Estimated REIT taxable income	$23,032	$21,330	$44,362

Weighted average diluted shares	51,763,464	51,759,376	51,760,265
Taxable earnings per diluted share (1)	$0.44	$0.41	$0.86

(1) Quarters may not sum to period-to-date due the calculation of earnings per share for each period on a stand-alone basis.

The company believes that the presentation of estimated REIT taxable income is useful because it indicates the estimated minimum amount of distributions it must make in order to avoid corporate level income tax. However, beyond its intent to distribute to stockholders at least 90% of REIT taxable income on an annual basis in order to maintain our REIT qualification, the company does not expect that the amount of distributions it makes will necessarily correlate to estimated REIT taxable income. Rather, the company expects to determine the amount of distributions to make based on cash flow, GAAP net income and what it believes to be an appropriate and competitive dividend yield relative to other specialty finance companies and mortgage REITs. Estimated REIT taxable income will not necessarily bear any close relation to cash flow. Accordingly, the company does not consider estimated REIT taxable income to be a reliable measure of liquidity although the related distribution requirement can impact liquidity and capital resources. Moreover, there are limitations associated with estimated REIT taxable income as a measure of financial performance over any period, and the presentation of estimated REIT taxable income may not be comparable to similarly titled measures of other companies, which may use different calculations. As a result, estimated REIT taxable income should not be considered as a substitute for GAAP net income as a measure of financial performance.